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                                                                      EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES
1997-2001
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
                                   1997                  1998                 1998PF                 1999             2000
                            -------------------   -------------------   -------------------   -------------------   --------
Fixed Charges
Interest expense..........               3,922                 4,108                11,400                12,025

Amortization of deferred
  financing costs.........                 524                 1,954                   849                 1,763
                                        ------                ------                ------                ------
TOTAL FIXED CHARGES.......               4,446                 6,062                12,249                13,788
                                        ======                ======                ======                ======

Earnings
Income before income taxes
  and extraordinary
  items...................              (2,162)                6,493                   842                 3,502

Fixed Charges per above...   4,446                 6,062                 12,249                13,788                15,667
less interest
  capitalized.............      --       4,446        --       6,062         --     12,249         --     13,788         --
                                        ------                ------                ------                ------
Total Earnings............               2,284                12,555                13,091                17,290
                                        ======                ======                ======                ======
Deficit of earnings to
  fixed charges...........              (2,162)                  N/A                   N/A                   N/A
Ratio of earnings to fixed
  charges.................                 N/A                  2.07                  1.07                  1.25

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                              2000            2001                 2001PF
                            --------   -------------------   -------------------
Fixed Charges
Interest expense..........   13,599                13,643                15,401
Amortization of deferred
  financing costs.........    2,068                 2,654                   690
                             ------                ------                ------
TOTAL FIXED CHARGES.......   15,667                16,297                16,091
                             ======                ======                ======
Earnings
Income before income taxes
  and extraordinary
  items...................   (6,798)               (5,993)               (3,798)
Fixed Charges per above...              16,297                16,091
less interest
  capitalized.............   15,667       (763)    15,534         --     16,091
                             ------                ------                ------
Total Earnings............    8,869                 9,541                12,293
                             ======                ======                ======
Deficit of earnings to
  fixed charges...........   (6,798)               (6,756)               (3,798)
Ratio of earnings to fixed
  charges.................      N/A                   N/A                   N/A
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